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                                 AMENDMENT TO THE                 Exhibit 4.6.1
                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF 16% SENIOR REDEEMABLE EXCHANGEABLE
                            PREFERRED STOCK DUE 2009
                                       OF
                         DECRANE AIRCRAFT HOLDINGS, INC.

                        Pursuant to Sections 151 and 242
                         of the General Corporation Law
                           of the State of Delaware


                  We, the undersigned, R. Jack DeCrane, Chief Executive Officer, and Richard J. Kaplan, Senior Vice President, Chief Financial Officer, Secretary and Treasurer, of DeCrane Aircraft Holdings, Inc., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103, 151 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), do hereby make this Amendment (the "AMENDMENT") to the Certificate of Designations, filed with the State of Delaware on June 30, 2000 (the "CERTIFICATE OF DESIGNATIONS"), and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors certifies that:

                  FIRST: The Board of Directors of the Corporation has duly adopted and filed, effective as of June 30, 2000, with the Secretary of State of the State of Delaware certain resolutions providing for the issuance of a series of its preferred stock, par value $0.01 per share, to be designated "16% Senior Redeemable Exchangeable Preferred Stock Due 2009."

                  SECOND: That the Board of Directors of the Corporation amends paragraph (3) DIVIDENDS of the Corporation's Certificate of Designations relating to the Corporation's 16% Senior Redeemable Exchangeable Preferred Stock Due 2009 to insert the following at the end of the last sentence of subsection
(a)(i) thereof:

         "; PROVIDED that if the holders of the shares of Senior Preferred Stock are not paid dividends on a Dividend Payment Date, then all such dividends shall accrue, whether or not declared, at the Dividend Rate from the date of such Dividend Payment Date until such time as such dividends are paid."

                  THIRD: That the foregoing Amendment was duly adopted in accordance with the provisions of Sections 151 and 242 of the DGCL.

                  IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed and attested by the undersigned on this 5th day of October, 2000.

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                                    DECRANE AIRCRAFT HOLDINGS, INC.



                                    By:      _______________________________
                                             Name:      Jack DeCrane
                                             Title:     Chief Executive Officer


                                    By:      _______________________________
                                             Name:      Richard J. Kaplan
                                             Title:     Senior Vice President,
                                                        Chief Financial Officer,
                                                        Secretary and Treasurer


ATTEST:


By:    ________________________
       Name:
       Title:

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